Amended and Restated Personal Employment Agreement

This Amended and restated Personal Employment Agreement ("Agreement") is entered into on June ___, 2007 by and between IXI Mobile (R&D) Ltd., a company organized under the laws of the State of Israel, having its principal office at 17 Hatidhar St. Ra'anana, Israel (the "Company") and Gadi Meroz of 3 Dolev St. Ramat - Hasharon (“You” or the "Employee").

WHEREAS	the Company and the Employee desire to amend and restate the terms of that certain Employment Agreement dated July 24, 2001 between the parties; and

WHEREAS	the parties desire to set forth herein the current terms and conditions of your engagement by the Company, effective as of the date of this Amended and Restated Agreement, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	The position

1.1.
The Company shall employ you in the position described in Exhibit A. You shall report regularly to the Company with respect to your activities and shall be subject to the direction and control of the management of the Company.

1.2.
You shall be employed on a full time basis, at such times and places as shall be decided by the Company or required by your position from time to time. You shall devote your time and attention to the business of the Company, and perform your duties diligently and in furtherance of the Company's best interest.

2.	Term and Termination

2.1.
You will commence your duties on the date set forth in Exhibit A (the "Commencement Date"). This Agreement shall commence on the Commencement Date and shall continue until it is terminated as hereafter provided.

2.2.
Either party may terminate this Agreement and the employment relationship hereunder without any reason or explanation at any time by giving the other party 90 days prior notice. Notwithstanding the aforesaid, in the event of a Justifiable Cause (as defined hereafter), the Company shall be entitled to terminate this Agreement immediately and this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term "justifiable cause" shall mean (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or your engagement in any prohibited business or business which is competitive to the business of the Company and its subsidiaries or affiliates; (b) any willful failure to perform any of your fundamental functions or duties hereunder which has or is expected to seriously damaged the Company, or (c) any other cause which justifies, according to applicable law, the termination or dismissal of an employee without payment of full severance compensation.

2.3.
During the period following notice of termination by either party, you shall cooperate with the Company and use your best efforts to assist the integration into the Company of the person or persons who will replace you and assume your responsibilities. The Company may, at its sole discretion, terminate this Agreement and your employment hereunder immediately, but in such case shall pay you, together with your last Salary, any amount due with respect to such notice period.

3.	Salary

3.1.	The Company shall pay you as compensation for the employment services hereunder, an aggregate monthly compensation set forth in Exhibit A (the “Base Salary”).

3.2.
Since your position, duties and responsibilities are of such nature that the Company cannot keep specific track of all of your overtime hours, the Company shall pay you an additional monthly gross amount set forth in Exhibit A for all such overtime hours (the “Additional Compensation”).

3.3.	The Company shall pay you an additional amount set forth in Exhibit A on account of regular daily travel expenses to which you may be entitled under applicable law (the “Travel Expenses”).

3.4.
The Base Salary, Additional Compensation and Travel Expenses shall hereby be referred together as the “Salary”. The Salary shall be adjusted according to periodical employee compensation for the cost of living increases (“Tosefet Yoker”).

3.5.	Payment of the Salary shall be made no later then the 7th day of each calendar month after the month for which the salary is being paid.

3.6.	The Company shall deduct the required taxes and similar payments from the Salary and from all other payments made to you.

3.7.	Your Salary shall be annually reviewed by the Company.

4.	Insurance Scheme and Benefits

4.1.
The Company shall insure you under an accepted "Manager's Insurance Scheme" to be selected by the Company, or, if you resquest so, under your existing "Manager's Insurance Scheme" (the "Insurance Scheme") (provided that in both cases the agent of the Manager’s Insurance Shceme shall be selected by the Company), as follows: (i) the Company shall pay an amount equal to 5% of the Salary towards the Insurance and shall deduct 5% from the Salary and pay such amount towards the Insurance for your benefit; (ii) the Company shall pay an amount of up to 2.5% of the Salary toward disability insurance, and (iii) the Company shall pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation.

4.2.
The Company shall pay your full Salary, including Insurance Scheme, social benefits and fringe benefits, during the period of your military reserve service (national Insurance Institute payment in connection with such military reserve duty shall be retained by the Company), subject to your submitting of the necessary relevant documentation.

4.3.
The Company and you shall maintain an advanced study fund (“Keren Hishtalmut”). The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, and you shall contribute to such fund an amount equal to 2.5% the Salary. You hereby instruct the Company to transfer to such fund the amount of your contribution from each monthly Salary payment.

4.4.
It is clarified that the amount deducted from your payroll in connection with the lease and use of the automobile (if applicable) as set forth in section 5.4, will not be considered a part of the Salary in connection with Insurance Scheme and all benefits specified in this section.

5.	Additional Benefits

5.1.	You shall be entitled to be reimbursed for your necessary and actual business expenses in accordance with the Company’s policies, as the same shall change from time to time.

5.2.
You shall be entitled to that number of vacation days per year as set forth in Exhibit A. In the event that the your activities on behalf of the Company shall preclude or limit the your ability to take all or part of such vacation in any year, you shall be entitled to the balance of such vacation only in the next succeeding year or, if unable to take the balance in that next succeeding year, to receive an amount equal to the rate of salary then applicable to the vacation time not taken during such year.

5.3.	You shall be entitled to sick leave and Recreation Pay (“Dmei Havra'a”) pursuant to applicable law.

5.4.
At your option, and subject to the Company’s Policy Regarding the Use of Rented/Leased Automobiles by Employees (the “Automobile Policy”), the Company will grant you the right to use an automobile for the period of your employment and cover the expenses associated therewith as specified in the Automobile Policy, and in such case, your Salary shall be decreased as set forth in Exhibit A. If and so long as you are furnished with an automobile as described above, you shall not be entitled to any Travel Expenses or to similar costs under any applicable law.

6.	Stock Options

6.1.
As an employee of the Company, you will be entitled to participate in the Stock Option Plan of IXI Mobile, Inc. (the Company’s US parent company) (the “Plan”). In connection with the original execution of this Agreement, you were granted an option to acquire 231,001 Shares of Common Stock of IXI Mobile, Inc. as specified in Exhibit A (the “Shares”), for an exercise price as specified in Exhibit A. The Shares shall vest from the respective vesting date as further detailed in Exhbit A, provided that you are still be employed by the Company at such times.

6.2.
The option and the shares to be granted thereunder will be governed by a detailed Stock Option Agreement which either has been executed or will be executed between you and IXI Mobile, Inc. All tax consequences resulting from the grant or exercise of the option, or the vesting or transfer of the Shares, shall be your sole and exclusive responsibility.

7.	Confidential Information, Invention Assignment, Competition and Solicitation

You hereby acknowledge and represent that you have read and understood, and that you will comply with, the Confidential Information, Invention Assignment, Competition and Solicitation Undertaking attached hereto as Exhibit B, which constitutes an integral part of this Agreement.

8.	General

8.1.	The preamble and Exhibits to this Agreement constitute an integral part thereof. Headings are included for reference purpose only and are not to be used in interpreting this Agreement.

8.2.
Each party represents and warrants to the other party that the execution of this Agreement and the fulfillment of its terms (i) will not constitute a breach of, or conflict with, any agreement to which such party is a party, or other undertaking by which it is bound, and (ii) do not require the consent of any person or entity.

8.3.
All notices in connection with this Agreement may be given orally, in writing or in any other form, whether at the Company’s offices or facilities, to the addresses set forth herein, or at any other appropriate location or address. Without derogating from the above, all notices in connection with this Agreement shall be deemed to have been delivered to the other party: (1) after three business days from the date of mailing, if sent by registered mail, (2) upon actual delivery or proof of delivery at the address of the addressee (in case of a refusal to accept it) if delivered by hand, or (3) upon electronic confirmation of receipt, if delivered by fax or other electronic means.

8.4.
No failure or delay of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or constitute a waiver of any breach by either party of any terms of conditions hereof.

8.5.
Any determination of the invalidity or unenforceability of any provision of this Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby. Should any of the terms contained herein (including in the Exhibits) be held to be excessively broad, such provision shall be construed in a manner so as to enable its enforcement to the extent permissible under applicable law.

8.6.
This Agreement constitutes the entire understanding and agreement between the parties and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented other than by a subsequent writing executed by both parties. The provisions of this Agreement are in lieu of any collective bargaining agreement, and therefore, subject to applicable law, no collective bargaining agreement shall apply with respect to the relationship between the parties.

8.7.	The laws of the State of Israel shall govern this Agreement and the competent courts of Tel Aviv shall have sole and exclusive jurisdiction in any matter arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IXI Mobile (R&D) Ltd. By: Lihi Segal Title: CFO	Employee Name: Gadi Meroz

IXI Mobile, Inc. hereby undertakes to fulfill its obligations under Section 6 of this Employment Agreement.

IXI Mobile, Inc.
By: Lihi Segal
Title: CFO

Exhibit A

To Personal Employment Agreement between
IXI Mobile (R&D) Ltd. and the employee whose name is set forth herein

Name of Employee:	Gadi Meroz

ID No. of Employee:	023908569

Address of Employee:	3 Dolev St. Ramat - Hasharon

Date of Employment Agreement:	July 24, 2001

Date on which Employee commenced employment with the Company:	July 24, 2001

Position	VP Corporate Development and General Counsel

Base Salary:	NIS 30,000

Additional Compensation:	NIS 7,000

Travel Expenses	NIS 1000

Vacation Days Per Year:	24

Stock Option:

Number of Shares:

Quantity	Exercise Price	Vesting Commencement	Vesting Method

250	$2.40	1-Apr-02	25%+1/48
417	$2.40	24-Jul-01	25%+1/48
1,667	$2.40	1-Mar-03	Monthly over 24 months
1,667	$2.40	1-Mar-04	25%+1/48
157,000	$0.05	1-Aug-05	39,250 fully vested +1/36
70,000	$6.06	1-Aug-06	25%+1/48

 (as adjusted for any stock splits, reclassifications etc. in the share capital of IXI Mobile, Inc.)

IXI Mobile (R&D) Ltd. By: Lihi Segal Title: CFO	Employee Name: Gadi Meroz

Exhibit B

To Personal Employment Agreement between
IXI Mobile (R&D) Ltd. and Gadi Meroz (“you” or the “Employee”)

Proprietary Information, Invention Assignment, Competition and Solicitation Undertaking

As a condition of my employment with IXI Mobile (R&D) Ltd., its subsidiaries, parent company(ies), affiliates, successors or assigns (together - the “Company”), and in consideration for such employment and the compensation paid to me by the Company, I hereby agree to the following:

1.	Confidential and Proprietary Information

1.1.
I acknowledge and agree that I may have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology from the Company's product research and development, including without limitation, the Company's banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether written, oral or in any medium or form (including any confidential or proprietary information received from third parties under the Company’s obligation to maintain the confidentiality of such information), shall be referred to as "Proprietary information".

1.2.
Proprietary Information shall NOT include information that (i) was known to me prior to my association with the Company and can be so proven by documentation; (ii) shall have become a part of the public knowledge except as a result of my breach of this Agreement; or (iii) reflects information and data generally known in the industries or trades in which the Company operates.

1.3.
I agree and declare that all Proprietary Information, patents, trademarks, copyrights and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during my engagement by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company except as may be necessary in the ordinary course of performing my duties hereunder.

1.4.
Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and will not take with me any documents or materials or copies thereof containing any Proprietary Information.

2.	Disclosure and Assignment of Inventions

2.1.
From and after the date I first became employed with the Company, I undertake and covenant that I will promptly disclose in confidence to the Company any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secretsof any kind whatsoever, whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment (whether or not in the course of my employment) (“Inventions”).

2.2.
I further agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company's business or current or anticipated research and development, are and will be the sole and exclusive property of the Company ("Company Inventions").

2.3.
I hereby irrevocably transfer and assign to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that I may have in or with respect to any Company Invention.

2.4.
I agree to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company's Inventions in any and all countries, and will sign any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.

3.	Competition and Solicitation of Employees and Customers

In order to protect the Company’s goodwill and its proprietary and other legitimate interests, including, but not limited to, Proprietary Information, Company Inventions, and the Company’s ability to invest the necessary time and resources in its business, research and development, and in its present and future employees, including myself (including such employees’ formal and informal training and the development of their skills, knowledge and experience), I hereby agree and undertake as follows:

3.1.
I will not, so long as I am employed by the Company and for a period of eighteen (18) months following termination of my employment for whatever reason, directly or indirectly, engage in, become financially interested in, be employed by, or have any connection with, any business or venture that competes with the Company or is engaged in activities that involve products or services that compete with products or services then developed, produced, sold or marketed by the Company.

3.2.
For a period of eighteen (18) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, nor will I solicit the business of any customer or client of the Company with a similar or competing product or service and/or for a competing company during such period, nor will I attempt to do any of the above, either for myself or for any other person or entity.

Date: June ___, 2007

Signature

Gadi Meroz
Name of Employee (type or printed)